Exhibit 10.2

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”), dated as of November 26, 2012 (the “Effective Date”), is by and among Alon USA Energy, Inc., a Delaware corporation (“Alon Energy”), Alon USA Partners, LP, a Delaware limited partnership (the “Partnership”), and Alon USA Partners GP, LLC, a Delaware limited liability company (the “General Partner,” and together with its present and future subsidiaries, including the Partnership, the “Partnership Group”). Each of Alon Energy, the Partnership and the General Partner is referred to individually in this Agreement as a “Party,” and all of the Parties are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Partnership Group requires certain operational, managerial and administrative services to conduct its business; and

WHEREAS, the Partnership and the General Partner desire to engage Alon Energy to provide the Services (as defined below), and Alon Energy is willing to undertake such engagement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SERVICES; REIMBURSEMENT

1.1	Agreement to Provide Services.

(a) Alon Energy agrees to provide, or cause another individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity (a “Person”) to provide, the Partnership Group with such operational, managerial and general administrative services (collectively, the “Services”) as the General Partner, for itself or on behalf of the Partnership Group, may reasonably request from time-to-time and which Alon Energy may agree to provide from time-to-time as are necessary to operate, manage, maintain and administer the business and affairs, and to report the operating results, of the Partnership Group, including:

(i)	accounting, treasury and audit services;
(ii)	bank account and cash management services;
(iii)	account collection services;
(iv)	risk management services;
(v)	business development services;
(vi)	financial services;
(vii)	real property services;
(viii)	marketing and contract administration services;
(ix)	legal services;

(x)	contract management and administration services;
(xi)	environmental services;
(xii)	commercial/marketing services;
(xiii)	information technology services;
(xiv)	tax services;
(xv)	human resource services;
(xvi)	personnel services;
(xvii)	government relations/compliance services;
(xviii)	health, security and safety services;
(xix)	facilities management services;
(xx)	operational services; and
(xxi)	logistics services.

The Services shall also include such other services as the General Partner, for itself or on behalf of the Partnership Group, may reasonably request, and that Alon Energy agrees to provide, from time-to-time.

1.2	Reimbursement.

(a) Subject to and in accordance with the terms and provisions of this Section 1.2 and such reasonable cost allocation and other procedures as may be agreed upon by Alon Energy and the General Partner, for itself or on behalf of the Partnership Group, from time-to-time, the Partnership agrees to reimburse Alon Energy for (i) all reasonable direct and indirect costs and expenses incurred by Alon Energy in connection with the provision of the Services (including salary, bonus, incentive compensation and other amounts paid to any Person), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by Alon Energy in connection with operating the business of the Partnership Group.

(b) Each Party shall cooperate to determine a reasonable basis for the allocation of reimbursable costs and expenses incurred by Alon Energy in connection with the provision of the Services pursuant to this Section 1.2.

(c) On or before the 30th day after the end of each calendar month during the Term, commencing with the calendar month in which the Effective Date occurs, Alon Energy shall send a reasonably detailed invoice to the Partnership for the Services performed during the applicable month. Within 30 days following the date of each such invoice, the Partnership shall pay to Alon Energy the amount of each such invoice.

(d) Alon Energy shall maintain accurate books and records regarding the performance of the Services and its calculation of any payments due pursuant to this Agreement. The General Partner, for itself or on behalf of the Partnership Group, shall have the right to review and, at its own expense, to copy the books and records maintained by Alon Energy relating to the Services. In addition, to the extent necessary to verify the performance by Alon Energy of its obligations under this Agreement, the General Partner, for itself or on behalf of the Partnership Group, shall have the right, at its own expense, to audit, examine and make copies of or extracts from the books and records of Alon Energy insofar as they relate to the Services.

ARTICLE II

STANDARD OF PERFORMANCE

2.1 Standard of Performance. Alon Energy shall perform the Services (a) with at least the same level of care, quality, timeliness and skill in providing the Services as it does for itself and (b) in compliance with all applicable laws.

ARTICLE III

TERMINATION AND RENEWAL

3.1 Term and Renewal. Unless earlier terminated in accordance with this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (the “Initial Term”), at which time the term of this Agreement shall automatically be extended for additional successive one-year terms (each, a “Subsequent Term,” and the Initial Term and all Subsequent Terms, collectively, the “Term”) unless, on or before the date that is one hundred and eighty (180) days prior to the expiration of the then-existing Term, Alon Energy provides written notice to the General Partner of its intent to terminate its participation in this Agreement upon the expiration of such Term. In addition to the foregoing, the General Partner, on behalf of the Partnership Group, may terminate this Agreement at any time on one hundred and eighty (180) days prior written notice to Alon Energy.

3.2 Effect of Termination. Upon any Party’s termination or non-renewal of this Agreement, or the Parties’ mutual termination or non-renewal of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that such termination shall have no effect on the obligations of the Partnership to reimburse Alon Energy for costs and expenses incurred prior to such termination in accordance with Section 1.2.

3.3 Early Termination. In the event that any Party hereto (a) becomes insolvent, (b) commits an act of bankruptcy, (c) takes advantage of any law for the benefit of debtors or such Party’s creditors, or (d) suffers a receiver to be appointed for it or any of its property, the other Parties may, then or thereafter during the continuation of such event, upon giving thirty (30) days’ prior written notice, terminate this Agreement and exercise such other and further rights and remedies as it may have pursuant to law.

3.4 Breach. In the event of a material breach by Alon Energy, the Partnership or the General Partner of any of their material obligations under this Agreement, including any failure by the Partnership to make payments to Alon Energy when due, that is not cured in all material respects within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement with immediate effect by providing written notice of such termination.

3.5 Change of Control. This Agreement shall terminate immediately upon a change of control of the Partnership or the General Partner. The General Partner shall provide Alon Energy with notice of any change of control of the Partnership or the General Partner at least ninety (90) days prior to the effective date thereof. For purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Partnership’s or the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner;

(b) the dissolution or liquidation of the Partnership or the General Partner;

(c) the consolidation or merger of the Partnership or the General Partner with or into another entity; and

(d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Alon Energy and its affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding securities of the Partnership or the General Partner.

ARTICLE IV

MISCELLANEOUS

4.1 Further Assurances. The Parties shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Party to document, complete or give full effect to the terms and provisions of this Agreement and the transactions and Services contemplated herein.

4.2 Independent Contractor. Alon Energy shall for all purposes be an independent contractor and not an agent or employee of the Partnership or the General Partner. This Agreement shall not be construed for any purposes to create any joint venture or partnership among the Parties hereto.

4.3 Notices. All notices, requests or consents provided for or required to be given to a Party under this Agreement shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that either Party may designate by written notice to the other Party):

if to Alon Energy, to:

Alon USA Energy, Inc.

Attn: Office of the Chief Legal Counsel

12700 Park Central Dr., Suite 1600

Dallas, Texas 75251

if to the Partnership, to:

Alon USA Partner, LP

Attn: Office of the Chief Legal Counsel

12700 Park Central Dr., Suite 1600

Dallas, Texas 75251

if to the General Partner, to:

Alon USA Partners GP, LLC

Attn: Office of the Chief Legal Counsel

12700 Park Central Dr., Suite 1600

Dallas, Texas 75251

Any such notice shall, (a) if delivered personally, be deemed received upon delivery, (b) if delivered by certified mail, be deemed received five business days after the date of deposit in the United States mail, and (c) if delivered by nationally recognized overnight delivery service, be deemed received the second business day after the date of deposit with the nationally recognized delivery service.

4.4 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

4.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors, permitted assigns, permitted distributees and legal representatives.

4.6 Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a Party.

4.7 No Recourse Against Officers or Directors. This Agreement shall not give rise to any right of recourse against any officer, director or manager of either Party.

4.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

4.9 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.10 Amendment. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be amended, modified, supplemented or restated by a written instrument executed by each of the Parties whose rights or obligations under this Agreement are affected by such amendment, modification, supplement or restatement, other than in a de minimis respect.

4.11 No Waiver. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations with respect to any obligation, covenant, agreement or condition in this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect to this Agreement. Failure on the part of a Party to insist upon strict compliance with any obligation, covenant, agreement or condition in this Agreement or to declare any person in breach or default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to such obligation, covenant, agreement or condition until the applicable statute-of-limitations period has run.

4.12 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.13 Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single agreement binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Any signature delivered by facsimile transmission or scanned and emailed transmission shall be deemed a valid and binding signature for all purposes hereof.

4.14 Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the word “or” is inclusive; (d) references to Sections refer to Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and (f) references in any Section or definition to any clause means such clause of such Section or definition. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

ALON USA ENERGY, INC.

By:		/s/ Michael Oster
Name:		Michael Oster
Title:		Senior Vice President

ALON USA PARTNERS, LP,

	BY:	ALON USA PARTNERS GP, LLC,
its general partner

By:		/s/ Michael Oster
Name:		Michael Oster
Title:		Vice President

ALON USA PARTNERS GP, LLC

By:		/s/ Michael Oster
Name:		Michael Oster
Title:		Vice President

SERVICES AGREEMENT

SIGNATURE PAGE